Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-00000) pertaining to the 2007 Stock Incentive Plan for Employees of First Data Corporation and its Affiliates, the First Data Corporation 2015 Omnibus Incentive Plan and the First Data Corporation 2015 Employee Stock Purchase Plan of our reports dated February 27, 2015 except Note 6 and Note 13, as to which the date is August 25, 2015 and Note 18, as to which the date is October 14, 2015, appearing in the Prospectus dated October 14, 2015 filed by the Company, pursuant to Rule 424(b) under the Securities Act of 1933, relating to the Registration Statement (Form S-1 No. 333-205750) of First Data Corporation for the registration of its Class A common stock.

/s/ Ernst & Young LLP

Atlanta, Georgia

October 15, 2015